Exhibit 4

Restated Consolidated Interim Financial Statements

(Expressed in U.S. Dollars)

FLUID MUSIC CANADA, INC.

(FORMERLY FLUID MUSIC, INC.)

Three and Six Months Ended June 30, 2009 and 2008

(Unaudited)

The accompanying unaudited interim consolidated financial statements of Fluid Music Canada, Inc. have been prepared by management and approved by the Audit Committee and Board of Directors of the Company.

FLUID MUSIC CANADA, INC.

(FORMERLY FLUID MUSIC, INC.)

RESTATED CONSOLIDATED INTERIM BALANCE SHEET

(Expressed in U.S. Dollars, unless otherwise noted)

	(Restated – Note 3) June 30, 2009	December 31, 2008
Assets

Current assets:
Cash and cash equivalents	$13,883,990	$15,210,101
Restricted cash	—	331,957
Accounts receivable, net of allowance of $158,000 and $211,000, respectively	640,585	707,849
Inventory	481,880	216,355
Deferred cost of goods sold	557,572	468,410
Prepaid and deferred expenses	211,243	272,580
Total current assets	$15,775,270	$17,207,252

Equipment and fixed assets (Note 8)	509,381	403,299
Deferred cost of goods sold, non-current portion	584,222	655,271
Intangible assets and goodwill (Note 6)	2,091,556	2,569,292
Investment (Note 7)	75,000	75,000
Other assets	—	61,366
Total assets	$19,035,429	$20,971,480

The accompanying notes are an integral part of these consolidated interim financial statements.

FLUID MUSIC CANADA, INC.

(FORMERLY FLUID MUSIC, INC.)

RESTATED CONSOLIDATED INTERIM BALANCE SHEET

(Expressed in U.S. Dollars, unless otherwise noted)

	(Restated – Note 3) June 30, 2009	December 31, 2008

Liabilities
Current liabilities:
Trade promissory note (Note 15)	$100,000	$200,000
Accounts payable	783,090	689,010
Accrued expenses	1,923,090	2,104,895
Accrued wages and fees	96,331	110,811
Deferred profit on acquired contracts, current portion	20,431	49,175
Promissory note on acquisition (Note 10)	1,000,000	1,000,000
Deferred revenue	721,222	623,341
Total current liabilities	$4,644,164	$4,777,232

Deferred profit on acquired contracts, non-current portion	—	3,069
Deferred revenue, non-current portion	711,120	831,271
Other liabilities	—	192,179
Total liabilities	$5,355,284	$5,803,751
Commitments and contingencies (Note 15)

Shareholders’ equity:
Capital stock (Note 12)	48,364,238	48,364,238
Contributed surplus	6,758,920	6,412,142
Accumulated deficit	(41,443,013)	(39,608,651)
Total shareholders’ equity	$13,680,145	$15,167,729
Total liabilities and shareholders’ equity	$19,035,429	$20,971,480

The accompanying notes are an integral part of these consolidated interim financial statements.

FLUID MUSIC CANADA, INC.

(FORMERLY FLUID MUSIC, INC.)

RESTATED CONSOLIDATED INTERIM STATEMENT OF OPERATIONS

(Expressed in U.S. Dollars, unless otherwise noted)

	(Restated – Note 3) Three months ended June 30, 2009	Three months ended June 30, 2008	(Restated – Note 3) Six months ended June 30, 2009	Six months ended June 30, 2008
Revenue
Programming and broadcasting	$1,364,516	$1,037,840	$2,669,598	$1,999,079
Retail music	16,201	15,777	34,137	29,395
Total revenue	1,380,717	1,053,617	2,703,735	2,028,474
Costs and operating expenses
Cost of revenue	771,091	485,066	1,354,728	993,494
Sales and marketing	267,301	332,456	562,879	652,413
General and administrative	1,373,964	3,042,588	2,709,756	6,547,405
Amortization	275,967	324,818	675,000	648,927
Exchange loss (gain)	(1,066,204)	—	(748,320)	—
Total costs and operating expenses	1,622,119	4,184,928	4,554,043	8,842,239

Loss from operations	(241,402)	(3,131,311)	(1,850,308)	(6,813,765)
Other income (expense)
Interest expense (Note 9)	(49,240)	(3,248,885)	(49,023)	(3,562,464)
Interest income	102,860	25,357	179,449	45,078
Other (expense)/income, net	—	(59,554)	(114,480)	(20,928)

Loss before provision for income taxes	(187,782)	(6,414,393)	(1,834,362)	(10,352,079)
Provision for income taxes	—	—	—	6,400

Net loss and comprehensive loss	$(187,782)	$(6,414,393)	$(1,834,362)	$(10,358,479)

Weighted average common shares	52,521,804	38,773,731	52,521,804	37,662,114
Net loss per share	$(0.00)	$(0.17)	$(0.03)	$(0.28)

The accompany notes are an integral part of these consolidated interim financial statements.

FLUID MUSIC CANADA, INC.

(FORMERLY FLUID MUSIC, INC.)

RESTATED CONSOLIDATED INTERIM STATEMENT OF SHAREHOLDERS’ EQUITY

(Expressed in U.S. Dollars, unless otherwise noted)

	Number of Shares	Common Shares Amount	Contributed Surplus	Accumulated Deficit	Total Shareholders’ Equity
Balance at December 31, 2007	$35,735,049	$19,868,261	$1,599,379	$(20,209,346)	$1,258,294
Stock-based compensation	—	—	2,405,227	—	2,405,227
Issuance of common shares in private placement (Note 12)	852,116	1,704,232	—	—	1,704,232
Issuance of common shares in initial public offering, net of $2,770,267 offering costs and warrant expense of 581,950 (Note 12)	13,500,000	23,155,033	581,950	—	23,736,983
Conversion of unsecured convertible debentures to common shares (Notes 9 and 12)	1,780,854	2,874,402	—	—	2,874,402
Issuance of warrants in connection with unsecured convertible debentures	—	—	2,184,217	—	2,184,217
Exercise of stock options	363,673	148,388	(52,546)	—	95,842
Exercise of warrants (Notes 12 and 13)	290,112	613,922	(323,810)	—	290,112
Issuance of warrants to purchase common stock for license	—	—	17,725	—	17,725

Net loss	—	—	—	(19,399,305)	(19,399,305)

Balance at December 31, 2008	$52,521,804	$48,364,238	$6,412,142	$(39,608,651)	$15,167,729

Stock-based compensation (Note 13)	—	—	346,778	—	346,778

Net loss	—	—	—	(1,834,362)	(1,834,362)
Balance at June 30, 2009	$52,521,804	$48,364,238	$6,758,920	$(41,443,013)	$13,680,145

The accompanying notes are an integral part of these consolidated interim financial statements.

FLUID MUSIC CANADA, INC.

(FORMERLY FLUID MUSIC, INC.)

RESTATED CONSOLIDATED INTERIM STATEMENT OF CASH FLOWS

(Expressed in U.S. Dollars, unless otherwise noted)

	(Restated – Note 3) Three months ended June 30, 2009	Three months ended June 30, 2008	(Restated – Note 3) Six months ended June 30, 2009	Six months ended June 30, 2008
Cash flows provided by (used in) operating activities:
Net loss	$(187,782)	$(6,414,393)	$(1,834,362)	$(10,358,479)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	275,967	343,472	675,000	685,585
Write off of other receivable and bad debt expense	—	7,736	—	55,646
Allowance for inventory reserve	—	—	—	51,394
Amortization of loan origination costs	—	31,965	—	58,127
Stock based compensation expense	156,952	446,326	346,778	1,723,958
Loss on disposal of equipment and fixed assets	—	—	8,658	—
Non-cash interest expense on secured convertible debentures	—	912,957	—	1,061,932
Non-cash interest expense on unsecured convertible debentures	—	2,266,029	—	2,344,029
	$245,137	$(2,405,908)	$(803,926)	$(4,377,808)

The accompanying notes are an integral part of these consolidated interim financial statements.

FLUID MUSIC CANADA, INC.

(FORMERLY FLUID MUSIC, INC.)

RESTATED CONSOLIDATED INTERIM STATEMENT OF CASH FLOWS

(Expressed in U.S. Dollars, unless otherwise noted)

	(Restated – Note 3) Three months ended June 30, 2009	Three months ended June 30, 2008	(Restated – Note 3) Six months ended June 30, 2009	Six months ended June 30, 2008
Changes in non-cash working capital:
Accounts receivable	$67,158	$111,125	$67,264	$53,405
Inventory	(139,057)	(460,852)	(265,525)	(239,064)
Deferred cost of goods sold	83,130	—	(18,113)	—
Prepaid and deferred expenses	(64,965)	120,483	61,337	132,496
Other assets	25,434	—	61,366	—
Increase (decrease) in liabilities:
Accounts payable	(179,989)	115,499	94,080	(171,133)
Trade promissory note	(50,000)	—	(100,000)	—
Accrued expenses	425,768	53,716	(181,805)	232,612
Accrued wages and fees	(25,566)	807,726	(14,480)	720,567
Deferred profit on acquired contracts	(14,935)	(51,288)	(31,813)	(37,033)
Deferred revenue	17,651	—	(22,270)	—
Other liabilities	—	—	(192,179)	—
Net cash provided by (used in) operating activities	$389,766	$(1,709,499)	$(1,346,064)	$(3,685,958)

Cash flows provided by (used in) investing activities:
Restricted cash	—	—	331,957	—
Proceeds from disposal of fixed assets	14,571	—	33,214	—
Purchase of fixed assets	(345,218)	(43,693)	(345,218)	(81,498)
Deferred purchase price for acquisition	—	—	—	(30,000)
Net cash provided by (used in) investing activities	$(330,647)	$(43,693)	$19,953	$(111,498)

The accompanying notes are an integral part of these consolidated interim financial statements.

FLUID MUSIC CANADA, INC.

(FORMERLY FLUID MUSIC, INC.)

RESTATED CONSOLIDATED INTERIM STATEMENT OF CASH FLOWS

(Expressed in U.S. Dollars, unless otherwise noted)

	(Restated – Note 3) Three months ended June 30, 2009	Three months ended June 30, 2008	(Restated – Note 3) Six months ended June 30, 2009	Six months ended June 30, 2008
Cash flow provided by (used in) financing activities:
Repayments of term loan	$—	$(13,554)	$—	$(26,700)
Proceeds from issuance of common shares	—	26,507,250	—	28,211,482
Share issue costs	—	(2,770,267)	—	(2,770,267)
Proceeds from exercise of stock options	—	—	—	94,440
Repayment of PFH Debenture	—	(1,620,000)	—	(1,620,000)

Net cash provided by (used in) financing activities	$—	$22,103,429	$—	$23,888,955

Net increase (decrease) in cash and cash equivalents	59,119	20,350,237	(1,326,111)	20,091,499
Cash and cash equivalents, beginning of period	13,824,871	338,815	15,210,101	597,553
Cash and cash equivalents, end of period	$13,883,990	$20,689,052	$13,883,990	$20,689,052

Interest expense and income taxes:

Cash paid for taxes	—	—	—	6,400
Cash paid for interest	—	—	—	792,475

The accompanying notes are an integral part of these consolidated interim financial statements.

FLUID MUSIC CANADA, INC.
(FORMERLY FLUID MUSIC, INC.)

NOTES TO RESTATED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Expressed in U.S. Dollars, unless otherwise noted)

THREE AND SIX MONTHS ENDED JUNE 30, 2009 and 2008

1.              THE COMPANY, NATURE OF BUSINESS AND BASIS OF PRESENTATION

Fluid Music Canada, Inc., formerly Fluid Music, Inc. (the “Company”), re-domiciled from Nevada to Canada on June 17, 2008 in anticipation of its initial public listing (“IPO”) on the Toronto Stock Exchange (“TSX”). The Company sold 13,500,000 common shares and raised gross proceeds of CDN$27 million from the IPO which was completed on June 19, 2008.  The Company has compiled a music library of over five million songs; free from digital rights management (“DRM”) restrictions, from a diverse network of producers including major labels, independent and emerging artists. The Company’s business model has evolved from providing artist services and advertising to  delivering music and messaging services across the Internet to a wide range of retail and hospitality businesses.

On May 17, 2007, the Company effected a corporate reorganization pursuant to which the Company was continued under the laws of the State of Nevada and all of the Company’s business operations were transferred to Fluid Media Networks USA, Inc. (the “U.S. Subsidiary”), a newly incorporated Delaware wholly-owned subsidiary of the Company. Prior to the closing of the IPO, Fluid Music, Inc. was continued under the Canada Business Corporations Act. In addition to the U.S. Subsidiary, the Company has two wholly-owned subsidiaries, Fluid Audio Media, LLC, a limited liability company organized under the laws of Delaware and Trusonic, Inc., (“Trusonic”) a privately held digital music company incorporated in Delaware that the Company purchased on October 17, 2007.

On December 21, 2007, the Company purchased certain assets of a privately held online digital music retail company called Audio Lunchbox, LLC (“ALB”) which it continues to operate.

The notes following refer to “we”, “us”, “our”, or “the Company”, which means Fluid Music Canada, Inc. and, unless the context otherwise requires, its subsidiaries.

Following the acquisition on October 17, 2007 of 100% of the outstanding shares of Trusonic, the Company primarily generates revenue by delivering music and messaging services to business clients across the Internet, largely on a subscription basis.  Additionally, the Company is actively seeking acquisition opportunities, which could significantly change the nature of the Company’s business.

Fluid’s principal operating subsidiary, Trusonic, delivers music and messaging services across the Internet to a wide range of retail and hospitality businesses.

BASIS OF PRESENTATION

Following its re-domicile to Canada, the Company adopted Canadian generally accepted accounting principles (“Canadian GAAP”) with retroactive effect for all periods presented. Accordingly, the consolidated interim financial statements and footnotes presented herein for the three and six months ended June 30, 2009 and 2008 are prepared under Canadian GAAP, and include the accounts of the Company and all wholly-owned subsidiaries.  All inter-company transactions and balances have been eliminated on consolidation.

In order to conform all periods presented to Canadian GAAP, and to present the consolidated financial statements on a consistent basis, certain reclassifications of prior period balances have been made.  The operations of the Company are based predominantly in the United States and the financial statements are in U.S. dollars, unless otherwise noted.

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these financial statements in conformity with Canadian GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, the estimates are evaluated including those related to impairment of equipment and fixtures, intangible assets and goodwill, accounts receivable, inventories and future tax assets, useful lives of equipment and fixtures, investment in affiliate, capitalized website development costs, fair values of options to purchase common shares and debentures, among others. Estimates are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could differ materially from these estimates.

Revenue Recognition

The Company’s revenues are derived predominantly from programming and broadcasting, including sales of music and messaging services, and historically, retail music, including advertising services and artist services fees. The Company recognizes revenue from its music and messaging services as the service is provided. All sales are negotiated at arm’s length, with unrelated third parties.

Revenue is recognized when a contract exists, prices are fixed or determinable, collectability is reasonably assured, and the goods have been delivered or services have been rendered.  Revenues from music and messaging services are recognized during the period the service is provided based upon the contract terms. As part of its arrangements for digital music programming services, the Company provides subscribers with a proprietary media player called an MBox that is integral and essential to the related services.  This equipment may be sold to subscribers.  Revenues from MBox equipment sales are deferred and recognized over the greater of the contract term and the average estimated relationship customer lives. The Company may invoice certain subscribers in advance for contracted music services.  Amounts received in advance of the service period are deferred and recognized as revenue in the period services are provided.

Accounting for Stock-based Compensation

The Company accounts for stock-based awards which require the Company to measure and recognize compensation expense for all share-based payment awards made to employees, consultants and directors based on estimated fair values. The fair value of stock-based compensation is determined using a Black-Scholes pricing model, which is affected by the Company’s share price as well as assumptions regarding a number of subjective variables on the date of grant. Employee stock-based compensation is expensed using the straight-line method over the vesting period, net of forfeitures. Where applicable, non-employee stock-based compensation is measured at the earlier of completion of performance, when a performance commitment is reached, or when the options have vested. Non-employee stock-based compensation is expensed in the same manner and in the same period as if the Company had paid cash for the services. The estimation of stock awards that will ultimately vest requires judgment and, to the extent that actual results differ from such estimates, such amounts will be recorded as cumulative adjustments in the period that estimates are revised. Many factors are considered when estimating forfeitures and actual results and future estimates may differ substantially from current estimates.

The offsetting entry to the stock-based compensation expense is an increase to contributed surplus by an amount equal to the related stock-based compensation expense. Upon exercise, the proceeds from the options and warrants together with the compensation recorded in contributed surplus are credited to capital stock.

Deferred Revenue and Deferred Cost of Goods Sold

The Company recognizes equipment revenue over the average life of a subscription contract.  The Company compares the estimated subscriber service relationship period as derived from this calculation to the weighted average period based on revenues per subscriber over which revenues could be recognized.  Prospective changes are made to the period over which revenues are recognized if necessary.  The Company will also adjust current amounts recorded if there has been a material change in the subscriber service relationship since the period of the previous life study.

Revenue & Cost of Goods Sold (“COGS”) for player sales are recognized/expensed over 35 months unless the agreement is month-to-month, then the amortization period is 12 months for revenues and COGS.

Long Lived Assets including Goodwill and Other Acquired Intangible Assets

The Company reviews equipment and fixtures and intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property and equipment and intangible assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value.

The acquired intangible assets with finite lives are being amortized on a straight-line basis over periods ranging from one to five years.

The Company performs an annual impairment analysis of goodwill in the fourth quarter of each year. We perform a two-step impairment test on goodwill. In the first step, we compare the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to the reporting unit, goodwill is not impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment testing to determine the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is calculated by deducting the fair value of all tangible and intangible assets of the reporting unit, excluding goodwill, from the fair value of the reporting unit as determined in the first step. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference.  Goodwill represents the excess, at the date of acquisition, of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed.

Goodwill is not amortized and the Company tests goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that this asset may be impaired. The tests are based on the Company’s single operating segment and reporting unit structure. Goodwill impairment is assessed based upon a comparison of the fair value of the reporting unit to the underlying carrying value of the reporting unit’s net assets including goodwill. If the carrying value of the reporting unit exceeds its fair value, the Company performs a second step to determine the amount of the impairment loss. The second step involves comparing the implied fair value of the reporting unit’s goodwill with its carrying amount to measure the amount of the impairment loss, if any. During October of 2008, the Company conducted its annual test for impairment, and also at year end conducted an additional test based on significant changes in market conditions and revisions to its long range forecast of revenue, income and cash flow during the final months of the year.  The interim test resulted in the measurement of an impairment loss which is discussed in Note 6.

Investment in Affiliate

In accordance with Financial Instruments — Recognition and Measurement, Section 3855, the Company classified the investment as available-for-sale. The investment is in a private company that does not have a quoted market price in an active market. Consequently, the Company accounts for the investment under the cost method which is assessed for impairment at each balance sheet date and written down when the decline is other than temporary.

Financial Instruments Classification and Fair Value

Financial instruments comprise cash and cash equivalents, accounts receivable, trade promissory note, investment in affiliate, accounts payable, bank term loan, accrued liabilities and deferred purchase price. They have been classified as one of the following: available for sale, held-to-maturity, loans and receivables, or other financial assets and liabilities. The carrying amounts of the Company’s financial instruments, including cash, cash equivalents, and restricted cash, accounts receivable, accounts payable, bank term loan and accrued liabilities are recorded at approximate fair values because of their short maturities. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.  Deferred purchase price was recorded at approximate fair value as the promissory notes carry fixed interest rates.

Financial Risk

The Company is exposed to market risks resulting in exposure to foreign exchange rates and interest rates in the normal course of business.  The Company does not use derivative instruments to reduce its exposure.

Cash and Cash Equivalents

Cash and cash equivalents are short-term, highly liquid investments with original or remaining maturities of three months or less when purchased.

Restricted Cash and Cash Covenant

The Company established a letter of credit for $403,247, as discussed in Note 15 which is fully collateralized by cash and cash equivalents and is disclosed as restricted cash on the balance sheet. The letter of credit along with the cash restriction was reduced to $331,957 during 2008.  In December of 2008, the Company exited, and ceased paying rent on its Culver City premises.  Pursuant to its lease agreement, in February 2009, its landlords claimed the amounts held under its letter of credit of $331,957.

There was a covenant related to the Company’s 15% secured convertible debenture regarding “free cash and near cash reserves” which is further described in Note 9.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are interest-bearing after 45 days unpaid. The Company evaluates each open invoice on a monthly basis to determine whether an allowance for doubtful accounts is needed. When determining that an invoice is potentially uncollectible, the Company views the creditworthiness and payment history of each customer with an outstanding invoice greater than 60 days. If determined to be uncollectible, a charge to the current period is taken and the receivable may be assigned to a collection agency for further attempts at collection.

Inventory

Inventory, consisting of MBox equipment available for sale, is accounted for using the average cost method, and is valued at the lower of cost or net realizable value. This valuation requires management to make judgments, based on currently-available information, about the likely method of disposition, such as sales to individual customers, returns to product vendors, liquidations and expected recoverable values of each disposition category. Based on this evaluation, the Company adjusts the carrying amount of its inventory to lower of cost or net realizable value.

Fixed Assets

Fixed assets is stated at cost net of amortization. Amortization of equipment, furniture and   computer software is provided for by the straight-line method over their estimated useful lives, which is generally three years. The amortization of MBoxes held as equipment is included in cost of revenue.

Deferred Profits on Acquired Contracts

On the date of the Trusonic acquisition, deferred revenue and deferred cost of goods sold related to the acquired contracts of Trusonic were recorded as fair value of deferred profit on acquired contracts.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are included within sales and marketing expenses in the Company’s consolidated statement of operations.

Income Taxes

The Company accounts for income taxes under the liability method of accounting where future tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As at June 30, 2009, the Company had recorded a full valuation allowance equal to its total net future tax assets based upon management’s conclusion that it is more likely than not that it will fail to realize a tax benefit.

Segment Reporting

The Company reports its financial data as a single segment and does not separate sales of different product lines into operating segments. The Company has an evolving business model and is acquiring or organically developing assets which it can monetize into expanding and new business streams. The Company plans to use its database of songs to sell through a variety of channels, to develop a broader customer base to sell advertising and to develop new business opportunities using all of the Company’s assets. Given the interrelated decisions management makes in operating the Company, the business is managed as a single business unit and resource allocation decisions are not based upon individual operating results of different lines of business.

Comprehensive income

Comprehensive income includes net losses and all other changes in equity during a period except those resulting from investments by or distributions to shareholders.

Foreign currency translation:

Transactions and account balances originally stated in currencies other than the US dollars have been translated into US dollars using the temporal method of foreign currency translation as follows:

•                  Revenue and expense items at average exchange rates.

•                  Non-monetary assets and liabilities at historical exchange rates, unless such items are carried at market value, in which case they are translated at the exchange rate in effect on the balance sheet date.

•                  Monetary assets and liabilities at the exchange rate in effect at the balance sheet date.  Exchange gains and losses are recorded in the statement of operations in the period in which they occur.

3.              CORRECTION OF ERROR

One

As described in Note 13, the Company recognizes the expense associated with their stock option plan over the vesting period.

In the quarter ending March 31, 2009, the Company overstated this expense by $69,951, and rectified this error by understating the expense by the same amount for the quarter ending June 30, 2009.

The resulting adjustment is as follows:

Three months ended June 30, 2009
Adjusted
General and administrative	$69,951
Retained earnings (As at April 1, 2009)	$(69,951)

Six months ended June 30, 2009
No impact

Two

As described in Note 10, the promissory note on acquisition bears interest at 7 % per annum.  In the quarters ending March 31, 2009 and June 30, 2009, the Company did not recognize the interest which had accrued.

The resulting adjustment is as follows:

Three months ended June 30, 2009
Adjusted
Interest expense	$17,500
Accrued expenses	$(17,500)

Six months ended June 30, 2009
Interest expense	$35,000
Accrued expenses	$(35,000)

Three

Certain accounts have been reclassified for improved transparency as follows:

Three months ended June 30, 2009
Adjusted
Deferred cost of goods sold	$34,947
Prepaid and deferred expenses	$(67,947)
Deferred cost of goods sold, non-current portion	$33,000

Six months ended June 30, 2009
Interest expense	$(114,480)
Other (income) expense	$114,480

The net impact on the Financial Statements is as follows:

Three months ended June 30, 2009

	Reported	Adjusted	Restated
General and administrative	$1,304,013	$69,951	$1,373,964
Retained earnings as at April 1, 2009	(41,307,681)	52,451	(41,255,230)
Interest expense	31,740	17,500	49,240
Accrued expenses	(1,888,090)	(35,000)	(1,923,090)
Deferred cost of goods sold	522,625	34,947	557,572
Prepaid and deferred expenses	279,190	(67,947)	211,243
Deferred cost of goods sold, non-current portion	551,222	33,000	584,222

Six months ended June 30, 2009

	Reported	Adjusted	Restated
Interest expense	$128,502	$(79,479)	$49,023
Accrued expenses	(1,888,090)	(35,000)	(1,923,090)
Other (income) expense	—	114,480	114,480
Retained earnings	(41,408,011)	(35,002)	(41,443,013)

4.              CHANGE IN ACCOUNTING POLICIES

On June 19, 2008, the Company adopted new accounting standards issued by the Canadian Institute of Chartered Accountants (the “CICA”) and retroactively applied them to the consolidated financial statements ended December 31, 2007 and prospectively applied them to the consolidated financial statements ended December 31, 2008, for standards having an effective date of January 1, 2007, other policies are adopted as follows:

Financial Instruments and Capital Disclosures

The issuance of Section 3862 “Financial Instruments — Disclosures” and Section 3863 “Financial Instruments — Presentation” replace Section 3861 “Financial Instruments — Disclosure and Presentation”, and revise disclosures related to financial instruments, including hedging instruments and carry forward unchanged presentation requirements.

Section 1535 “Capital Disclosures” requires the Company to disclose its objectives, policies and processes for managing capital and, in addition, whether the entity has complied with any externally imposed capital requirements.

These standards apply to interim and annual financial statements related to fiscal years beginning on or after October 1, 2007. The adoption of these new accounting standards did not impact the amounts reported in the Company’s consolidated interim financial statements, however it did result in expanded note disclosure (see Notes 16 and 17).

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

Effective January 1, 2009, the Company adopted Emerging Issues Committee Abstract 173 “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” (EIC 173).   EIC 173 requires an entity’s own credit risk and the credit risk of the counterparty be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments.  The Company has determined this change had no material effect on its financial statements.

Goodwill and Intangible Assets

Effective January 1, 2009, the Company adopted the CICA Handbook Section 3064 - Goodwill and Intangible Assets (“Section 3064”). Section 3064 replaces Section 3062 — Goodwill and Other Intangible Assets and Section 3450 — Research and Development Costs. Section 3064 applies to fiscal periods beginning on or after October 1, 2008 and establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The adoption of this new accounting standard did not impact the Company’s net earnings or financial position.

Inventories

Section 3031 “Inventories” provides guidance on the determination of cost, including the allocation of overheads and other costs of inventory. The new accounting standard specifies that inventories are to be valued at the lower of cost and net realizable value. The standard requires the reversal of previously recorded write-downs to realizable value when there is clear evidence that net realizable value has increased. This standard applies to interim and annual financial statements   for fiscal years beginning on or after January 1, 2008. The adoption of Section 3031 has not materially impacted the Company’s consolidated financial statements and, as a result, no adjustment to opening accumulated deficit was recorded.

Recent Accounting Pronouncements

International Financial Reporting Standards

On February 13, 2008, the CICA Accounting Standards Board (“AcSB”) confirmed the change over date to International Financial Reporting Standards (“IFRS”) for fiscal years beginning on or after January 1, 2011. The Company is in the process of evaluating the impact of the required change from Canadian GAAP to IFRS on its financial reporting.  In 2009, the Company intends to engage a third party consultant to assist it in developing and implementing an appropriate IFRS changeover plan.  The impact of the transition to IFRS on the Company’s financial statements is not yet determinable.

Financial Instruments and Capital Disclosures

CICA Handbook Section 3862, Financial Instruments — Disclosures has been amended to include additional disclosure requirements about fair value measurements of financial instruments and to enhance liquidity risk disclosure.

These changes are effective for the Company for its annual financial statements for the year ending December 31, 2009.  The Company has not yet determined the impact of the adoption of these changes on its financial statements.

Financial Instruments — Recognition and Measurement

CICA Handbook Section 3855, Financial Instruments — Recognition and Measurement has been amended to clarify the application of the effective interest method after a debt instrument has been impaired and when an embedded prepayment option is separated from its host debt instrument for accounting purposes.  These changes are effective for the Company for its interim and annual financial statements beginning on January 1, 2011.  The Company has not yet determined the impact of the adoption of these changes on its financial statements.

Business Combinations

CICA Handbook Section 1582, Business Combinations, which replaces CICA Handbook Section 1581, Business Combinations, establishes standards for the accounting for a business combination.  It is the Canadian equivalent to International Financial Reporting Standard IFRS 3, Business Combinations.  This standard is effective for the Company for interim and annual financial statements beginning on January 1, 2011.  The Company has not yet determined the impact of the adoption of this change on its financial statements

Consolidated Financial Statements and Non-controlling Interests

CICA Handbook Sections 1601, Consolidated Financial Statements and 1602, Non-controlling Interests replace CICA Handbook Section 1600, Consolidated Financial Statements.  Section 1601 establishes standards for the preparation of consolidated financial statements.  Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination.  Section 1602 is equivalent to the corresponding provisions of International Financial Reporting Standard IAS 27, Consolidated and Separate Financial Statements.  These standards are effective for the Company for interim and annual financial statements beginning on January 1, 2011.  The Company has not yet determined the impact of the adoption of these changes on its financial statements.

5.              LOSS PER SHARE

Basic net loss per common share is computed by dividing net loss attributable to the common shareholders for the period by the weighted average number of common shares outstanding during the period. Common equivalent shares such as stock options and warrants outstanding during the period have not been included in the computation of net loss per share as their effect would be anti-dilutive. Common share equivalents excluded from loss per share for the three months ended June 30 were as follows:

	June 30, 2009	Dec. 31, 2008	June 30, 2008
Vested stock options and warrants to purchase common shares	2,969,878	5,069,863	4,815,968

6.              INTANGIBLE ASSETS AND GOODWILL

In the fourth quarter of 2008, taking into account the deteriorating capital markets, severe economic contraction, change in business orientation, and a range of internal indicators, the Company conducted an analysis of the carrying value of its assets, and concluded that its goodwill was impaired.  This determination was reached on the basis of the Company’s decision not to pursue its more speculative lines of business and the overall weakening of the economy and resulting demand for the Company’s products.  Accordingly, the Company has recorded an impairment of all of its goodwill in the fourth quarter of 2008 in the amount of $2,937,523 and the Company wrote down $800,000 of its investment in DiskFaktory.

Acquisition-related intangible assets as at June 30, 2009, consisted of the following:

	Gross Carrying Cost	Accumulated Amortization	Net Carrying Value
Customer relationships	$2,964,000	$1,065,069	$1,898,931
Trade name	166,000	140,125	25,875
Other intangible assets	580,000	413,250	166,750
Balance as at June 30, 2009	$3,710,000	$1,618,444	$2,091,556

Acquisition-related intangible assets as at December 31, 2008, consisted of the following:

	Gross Carrying Cost	Accumulated Amortization	Net Carrying Value
Customer relationships	$2,964,000	$752,000	$2,212,000
Trade name	166,000	98,625	67,375
Other intangible assets	580,000	290,083	289,917
Balance as at December 31, 2008	$3,710,000	$1,140,708	$2,569,292

Amortization of intangible assets for the quarters ended June 30, 2009 and 2008 was $240,188 and $236,017 respectively and for the six months ended June 30, 2009 and 2008 was $477,736 and 477,736 respectively.

7.     INVESTMENT

Based on a number of indicators present in the Company’s December 31, 2008 impairment assessment, which included both qualitative and quantitative considerations of its investment, the Company determined that its investment in DiskFaktory became impaired during the fourth quarter of 2008 on an other-than-temporary basis, and as such it has recorded a loss on its investment as of the year-ended December 31, 2008 of $800,000.

8.     FIXED ASSETS

A summary of the Company’s fixed assets on June 30, 2009 and December 31, 2008, is as follows:

	June 30, 2009	Dec 31, 2008
Automobiles	$—	$25,608
Office equipment	32,229	32,339
Furniture	62,673	62,673
Leasehold improvements	13,018	353,245
Equipment on lease	566,141	249,760
Computer equipment	147,047	152,347
Computer software	29,130	29,130
	850,238	905,102
Less: accumulated amortization	(340,857)	(501,803)
	$509,381	$403,299

Amortization expense for the six months ended June 30, 2009 and 2008 is $197,759 and $171,192 respectively and for the quarters ending June 30, 2009 and 2008 was $34,250 and $83,101 respectively.  We amortize equipment on lease over 3 years.  Amortization of the leasehold improvement benefit was accelerated in 2008 in accordance with the plan to exit the office building in Culver City during the first quarter of 2009.   The total leasehold improvements related to the Culver City office was $324,536 and was fully amortized by March 31, 2009.

9.     DEBENTURES AND DEFERRED PURCHASE PRICE

15% Secured Convertible Debenture

On May 29, 2006, the Company issued and sold to PFH Investments Limited (“PFH”) a secured convertible debenture (the “PFH Debenture”) in the principal amount of $1,000,000 with interest of 15% per annum calculated daily and payable quarterly, maturing on May 29, 2009. The PFH Debenture provided that the interest rate increased to 20% per annum, with interest on unpaid principal and interest on interest, after maturity, default or judgment. The original terms of the PFH Debenture allowed conversion at the option of the holder, at any time prior to the maturity date, into common shares. Under Canadian GAAP, the debenture is classified as a liability and the value of any conversion option must be determined and bifurcated from the liability. The value attributed to the conversion feature was not material, and as a result, no such allocation was made. The agreement provided for a conversion of debt to equity at an initial conversion price of $3.00 per share or up to 333,334 common shares, being the per share price of the round of financing that preceded the PFH Debenture issuance (Series D Preferred Stock), as determined by a third party valuation.  In accordance with the terms of the PFH Debenture, the conversion price was adjusted to $0.30 per share, or up to 3,333,333 common shares, based upon the issuance of stock options in July 2006 at $0.30 per share, which was valued at fair market based upon a third party valuation. The conversion price adjustment resulted in a discount of $900,000 recorded against the PFH Debenture which was being amortized to interest expense through to the maturity date.

Through a series of amendments on September 6, 2007, November 28, 2007, April 10, 2008, June 2, 2008 and June 10, 2008, the parties agreed to amend the initial terms of the PFH Debenture whereby the Company may have settled the PFH Debenture and all indebtedness thereto for an aggregate purchase price ultimately of $1,620,000 on the date the Company completed an initial public offering provided that date was no later than June 20, 2008. PFH agreed not to exercise its conversion right until June 20, 2008 as part of those amendments. Through June 19, 2008, the Company accrued interest at the agreed upon rates.

On June 19, 2008, following the completion of the IPO, the Company paid $1,620,000 in settlement of the PFH Debenture and all indebtedness thereto. As all conversion rights were extinguished with the settlement, the conversion value previously determined, which was amortizing over the debenture term through the original maturity date, was fully expensed as interest and the associated unamortized loan origination costs were fully amortized.

Concurrently with the issuance of the PFH Debenture, the Company issued share purchase warrants to PFH to acquire up to 166,667 common shares at an exercise price of $2.00 per share, equivalent to a value of $2,615. Additionally, VIZX Corporation (“VIZX”), a company controlled by Mr. Beckett, a director and former officer of the Company, issued share purchase warrants to PFH to acquire up to 250,000 common shares owned by VIZX at an exercise price of $0.001 per share. The Company considered the VIZX transaction to not be a significant feature of the PFH Debenture and has treated it as a private transaction. The warrants issued by both the Company and VIZX are exercisable at any time and from time to time until May 29, 2009. In order to secure the warrants granted to PFH by VIZX, share certificates representing the shares owned by VIZX that were issuable upon the exercise of the warrants, were placed in escrow with a third party escrow agent. As part of the September 6, 2007 amendment, the Company agreed to issue additional warrants to PFH to those included in the original agreement, to purchase up to 125,000 common shares at a price of $3.00, as determined by management, until four years following the closing of the IPO.

The PFH Debenture was secured by a first ranking charge over all of the assets of the Company. Among other things, pursuant to the PFH Debenture, the Company agreed at all times to maintain free cash and near cash reserves of not less than $200,000 and, at all times following the completion of an initial public offering, not less than $1,000,000. The Company was in compliance with this covenant as at December 31, 2007. The holder of the PFH Debenture had filed a Uniform Commercial Code (“UCC”) claim on all assets of the Company including all intangibles.  The Company believes it has validly settled all outstanding indebtedness to PFH.

PFH has filed a lawsuit against the Company contesting the amended agreements with regard to its conversion rights.  See Note 15 “Patent Litigation.”

12% Unsecured Convertible Debentures

On January 31, 2007, the Company issued and sold 12% unsecured convertible debentures (the “Convertible Debentures”) to several investors in a private placement offering. The Convertible Debentures were initially due to mature on January 31, 2008 and this term was subsequently extended by agreement to June 30, 2008. Interest of 12% per annum compounded annually was accrued until conversion or the maturity date. The gross proceeds from the private placement were $2,600,000 and the related agent commissions and expenses were $229,080 which was amortized as interest expense over the initial term.

Upon the occurrence of a liquidity event, at their election, the debenture holders were entitled to convert the outstanding principal amount of the Convertible Debentures, plus accrued and unpaid interest, at a conversion price equal to 90% of the initial public offering price per share (or 90% of the equivalent price per share for other kinds of liquidity events based on the value of the Company as determined in good faith by the board of directors of the Company in connection with such liquidity event). As the liquidity event did not occur by July 31, 2007, as defined in the agreement, the Convertible Debentures were convertible upon occurrence of a future liquidity event into the number of shares as described in the agreement, multiplied by 1.1.

In connection with the private placement of Convertible Debentures, the Company also issued share purchase warrants to the holders of the Convertible Debentures concurrently with the issuance of the Convertible Debentures. Each warrant entitled the holder to purchase such number of common shares as is equal to the number of shares issued upon conversion of the Convertible Debentures (including any interest converted), at an exercise price per share equal to 50% of the Liquidity Event price per share. The warrants are only exercisable (i) following the occurrence of a Liquidity Event on or prior to the maturity date, (ii) to the extent that the holders’ debentures are converted, and (iii) during the 12 month period following the date of completion of the Liquidity Event. The warrants issued became exercisable into 1,780,854 common shares at an exercise price of CDN$1.00.

As the establishment of an exercise price and the ability to exercise or convert was entirely contingent upon the occurrence of a Liquidity Event which only occurred on June 19, 2008, the Company did not previously allocate any of the proceeds received to equity for the warrants issued or the conversion feature of the Debenture.

As a result of the completion of the IPO on June 19, 2008 which qualified as a “Liquidity Event” under the Convertible Debentures, on June 19 and 20, 2008, all of the debenture holders elected to convert their outstanding principal into common shares with substantially all also electing to convert their accrued interest into common shares as well. A total of 1,780,854 common shares were issued in connection with these elections.   On June 20, 2009 a total of 1,490,742 of these warrants expired unexercised with no residual value.

In addition to the agent commissions disclosed above in connection with the debenture offering, the agent received warrants to purchase up to 7% of the aggregate number of common shares that were issued upon conversion of all the Convertible Debentures (excluding any interest converted) at an exercise price equal to the Liquidity Event price per share, and an equivalent number of warrants exercisable at 50% of the Liquidity Event price per share for a period of 12 months following the date of completion of the Liquidity Event. The warrants are exercisable into a total of 225,510 common shares at exercise prices of CDN$2.00 and CDN$1.00 per share. The fair value of the broker and debenture holder warrants was recorded as interest expense on June 19 and 20, 2008.  A total of 225,510 warrants issued to the agents expired on June 20, 2009.

10.  PROMISSORY NOTE ON ACQUISITION

The acquisition agreement for Trusonic provided for deferred payments of purchase price of $1,687,661 and deferred wages of $312,339 by issuance of $2,000,000 of promissory notes to the selling shareholders with interest at a rate of 7% per annum, secured by the assets of the Company. These promissory notes are payable in equal installments on the first and second anniversary of the closing date of the transaction. The first installment was paid on October 17, 2008 resulting in the balance outstanding of $1,000,000 as at June 30, 2009.

11.  RELATED PARTY TRANSACTIONS

During the three months ended June 30, 2009, the Company incurred board fees of $21,150 for services provided by two directors.

During the six months ended June 30, 2009, the Company incurred board fees of $42,100 for services provided by two directors.  Consulting fees of $82,500 were paid to another director in the first quarter and during the second quarter of 2009 his consulting fees were converted to regular salary.

During the three months ended June 30, 2008, the Company incurred consulting fees of $165,000 and paid $206,250 for services provided by two officers and shareholders. Additionally, in accordance with the consulting agreement for one of those officers, termination fees of $554,000 were accrued at June 30, 2008. Additionally, consulting fees of $35,000 payable to one director were incurred in connection with the IPO.

During the six months ended June 30, 2008, the Company incurred consulting fees of $337,500 and paid $440,000 for services provided by two officers and shareholders, and one director.  During the three months ended June 30, 2008, three officers advanced loans totaling $475,000 at interest rates of 1.64% per annum. These loans and interest accrued were repaid on June 20, 2008 following completion of the IPO.

12.  CAPITAL STOCK

As of June 30, 2009, an unlimited number of common shares were authorized and 52,521,804 common shares were issued and outstanding.  In connection with its IPO on June 17, 2008, the Company re-domiciled from Nevada to Canada. With the move to Canada, the existing shares of common stock of the Company were converted into common shares on a one-to-one basis. At December 31, 2007, when domiciled in Nevada, the Company was authorized to issue 100,000,000 shares of common stock at a par value of $0.0001 per share and 35,735,049 shares were issued and outstanding.

During the year ended December 31, 2008, the Company sold 852,116 common shares in connection with a private placement at $2.00 per share and received $1,704,232 in proceeds.

During the year ended December 31, 2008, the Company completed the IPO and issued and sold an aggregate of 13,500,000 common shares raising gross proceeds of $26,507,250 (CDN$27 Million). Costs related to the offering and warrants issued to IPO agents were $2,770,267 and $581,950 respectively.

During the year ended December 31, 2008, all of the holders of the Convertible Debentures elected to convert their Convertible Debentures and substantially all elected to convert their accrued interest into common shares. In accordance with their agreements, the Company issued an aggregate of 1,780,854 common shares. Also in accordance with their agreements, the holders were entitled to warrants that were issued in 2007 and valued and exercisable on and after the IPO date. In aggregate, 1,780,854 warrants were issued of which 290,112 were exercised during 2008 at a strike price of CDN$1.00 resulting in the issuance of 290,112 common shares.

13.  STOCK OPTIONS AND WARRANTS

At June 30, 2009, shares were available for future grants under the Company’s stock option plan.  The Company has granted options under two plans, with the adoption of the option plan on June 17, 2008, no further grants of options will be made pursuant to the 2005 plan. Options previously granted under the 2005 plan will continue to vest.

For the quarter ended June 30, 2009, common stock option-based compensation for employees and non-employees was $87,000.

The fair value of all stock options granted during the respective periods was determined using the following assumptions:

	Six months ended June 30, 2009	Six months ended June 30, 2008	Three months ended June 30, 2009	Three months ended June 30, 2008
Expected lives (in years)	6.25	6.20	6.02	6.20
Expected volatility	152.92%	84.62%	74.37%	83.20%
Expected dividend rate	—%	—%	—%	—%
Risk-free interest rate	2.60%	2.90%	2.79%	2.93%

All stock options were granted at exercise prices which equaled the fair value of the underlying common shares at date of grant.

No options were exercised during the three months ended June 30, 2009.

Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Weighted Average Fair Value
Balance as at December 31, 2008	8,216,494	$0.67	8.2 years	$0.51

Granted	300,000	$0.34	6.25 years	$0.31

Exercised	—	N/A	N/A	N/A

Forfeited	(866,503)	$1.49	N/A	$0.52

Balance at June 30, 2009	7,649,991	$0.39	3.26 years	$0.50

Vested and exercisable at June 30, 2009	1,868,211	$0.73	N/A	$0.99

Warrants

During the quarter ended June 30, 2009, no warrants were issued or exercised and 1,882,783 warrants expired with no residual value.

During the year ended December 31, 2008, a total of 290,112 warrants issued with respect to the PFH debenture were exercised at a price of CDN$1.00. The Company executed a termination agreement with Billboard resulting in the cancellation of 25,000 warrants initially issued during 2007 under the licensing agreement. No other warrants were issued to Billboard as a result of the agreement to terminate the licensing arrangement.  Warrants issued in connection with the Company’s 2006 Series C Preferred, formerly Series E funding, which were exercisable initially at grant price then subsequently reduced to $0.40 due to anti-dilution features, expired unexercised.

Warrants are recorded at the time of the grant for an amount based on the Black-Scholes pricing model, which is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. Generally, the inputs/variables used were similar to those described above for common stock options.  As at December 31, 2008 and June 30, 2009, the following warrants were outstanding:

	Exercise Price	Number of Shares June 2009	Number of Shares Dec 2008	Date of Expiry
Warrants Outstanding
PFH Debenture	$2.00	—	166,667	May-09
	$3.00	125,000	125,000	Jul-12
Agent, related to Converted Debenture	CDN $1.00	—	112,755	Jun-09
	/$2.00		112,755
Converted Debenture Holders	CDN $1.00	—	1,490,742	Jun-09
IPO Agents	CDN$2.00	810,000	810,000	Jun-10
Total Warrants Outstanding		935,000	2,817,919

14.  INCOME TAXES

The components of the income tax provision for the six months ended June 30, 2009 and the year ended December 31, 2008 are as follows:

	2009	2008
Current	$—	$3,385
Future	—	—
Total	—	3,385
United States	—	93
Foreign	—	—
State	—	3,292
Total	$—	$3,385

The reconciliation between the statutory provision for income taxes and the actual provision for income taxes is shown as follows:

	2009
Computed tax benefit	$(623,682)	34.00%
Non-deductible items and other	(248,583)	13.55%
Change in valuation allowance	1,019,763	(55.59)%
State and local income taxes, net of tax benefit	(147,498)	8.04%
Total	$—	—%

The Company currently provides a valuation allowance against its future tax assets because management has concluded it is more likely than not that some portion, or all of its future tax assets, will not be realized. The Company is currently evaluating its net operating loss carry forwards, the utilization of which may be limited under the provisions of the United States Internal Revenue Code Section 382 and similar state provisions due to a change in ownership.

When the Company re-domiciled to Canada, it became additionally subject to Canadian tax laws. The Company does not anticipate incurring any significant Canadian tax expense applicable to the six months ended June 30, 2009.

Significant components of the Company’s future tax assets and liabilities for federal income taxes at June 30, 2009 and December 31, 2008 consisted of the following:

	2009	2008
Future Tax Assets
Net operating loss carry forward	$11,544,898	$10,582,909
Deferred revenue	139,607	159,333
Accrued liabilities	233,470	325,430
Equity compensation and interest	1,100,122	961,866
IPO fees and debenture conversion option	481,931	642,574
Investments	317,953	317,810
State tax	83,023	103,813
Valuation allowance	(13,372,895)	(12,353,131)
Total future tax assets	$528,109	$740,604

Future tax liabilities
Intangibles and fixed assets	$(528,109)	$(740,604)
IPO fees and debenture conversion option	—	—
Net future tax assets/liabilities	$—	$—

For the six months ended June 30, 2009, the net change in the valuation allowances was a $1,019,764 increase.

As of June 30, 2009 and December 31, 2008, the Company had net operating loss carryforwards for United States federal and state income tax purposes of approximately $28,225,206 and $26,202,731 respectively.   The net operating loss carry forwards expire through 2027. The utilization of net operating loss carryforwards may be limited under the provision of United States Internal Revenue Code Section 382 and similar state provision due to the change in ownership. As of June 30, 2009 and December 31, 2008, the Company had net operating loss carryforwards for Canada income tax purposes of $1,159,332 and $621,178 respectively. The net operating losses in Canada will expire in 2029.

The net future tax asset has been completely offset by a valuation allowance as its realization is not reasonably assured.

15.       COMMITMENTS AND CONTINGENCIES

Operating Lease — Rent

The Company leases offices and equipment, under non-cancelable operating leases expiring at various dates through 2013. In 2007, the Company signed a non-cancelable lease secured by a bank letter of credit for its corporate headquarters which commenced upon the Company’s relocation in February 2008 which had an initial term of 62 months with an option to extend for an additional 60 months.  In accordance with the lease, the bank letter of credit may be reduced on an annual basis and consequently was reduced in October 2008 from $403,247 to $331,957.

The Company established a letter of credit for $403,247 which is fully collateralized by cash and cash equivalents and is disclosed as restricted cash on the balance sheet. The letter of credit along with the cash restriction was reduced to $331,957 during 2008.  In December of 2008, the Company exited, and ceased paying rent on its Culver City premises.  Pursuant to its lease agreement, in February 2009, its landlords claimed the amounts held under its letter of credit of $331,957.  In April 2009, its landlords signed a settlement agreement to terminate the lease of the Culver City offices for $25,000 and the Letter of Credit as total consideration for the termination.

Rent expense for the quarters ended June 30, 2009 and 2008 was $23,442 and $68,422 respectively.  And rent expense for the six months ended June 30, 2009 and 2008 was $42,774 and $136,845 respectively.

Inventory

The Company purchases inventory and makes purchase decisions based upon sales forecasts and enters into certain longer-term commitments for certain items. Inventory is periodically discarded as obsolete inventory. We use a 12-month demand forecast, and in addition to the demand forecast, we also consider alternate finished products and known design changes which would reduce our ability to use the inventory as planned including differences between our estimates and judgments regarding future timing of product transitions, volume and mix of customer demand for our products and actual timing.  Volume and demand mix may result in additional write-offs in the future or additional usage of previously written-off inventory in future periods for which the Company would benefit from a reduced cost of revenues in those future periods.

Trade Promissory Note - Billboard License

In February 2008, the Company entered into an amended license agreement with Billboard pursuant to which the Company obtained the exclusive right to use Billboard’s name and trademark for launching an online community and other commercial use. The Billboard agreement has a four year term ending January 31, 2012, with a mutual option for a further two-year renewal. In December of 2008, the Company and Billboard agreed to terminate the Company’s obligations to Billboard pursuant to a settlement agreement under which the Company would issue a promissory note to Billboard in the amount of $300,000 which is non-interest bearing and non-secured, payments in the amount of $50,000 are due quarterly and the note terminates on or before December 1, 2009. At June 30, 2009, the Company had paid $200,000 under the settlement agreement and the amount outstanding is reported in trade promissory note.

American Society of Composers, Authors and Publishers (“ASCAP”) Agreement

The Company’s playlists include works by artists represented by ASCAP. The music industry-wide agreement between business music providers and ASCAP expired in May 1999 and on January 29, 2003, ASCAP made an application to the federal rate court in New York to seek a court-determined reasonable rate increase. The Company has been operating under an interim agreement pursuant to which it pays royalties at the 1999 rates. During August 2006, ASCAP performed an audit of royalty fees paid and determined that additional fees and finance charges were due. The Company was in disagreement with ASCAP on this matter and further contended it was not liable for any fees or finance charges relating to a number of their assertions. In the first quarter of 2009, the Company reached an agreement on a settlement amount with ASCAP regarding the audit matters raised in August 2006.  The Company has agreed to pay, and ASCAP has agreed to accept, the sum of $500,000 as consideration for settlement of all claims covering the period February 1, 2003 through December 31, 2007.  Additionally, the Company has agreed new rates with ASCAP, retroactive to January 1, 2008 which is lower than the Company’s historical contract terms. The Company has adequately accrued as consideration for settlement of all claims either ASCAP or Trusonic may have against each other arising out of ASCAP’s audit claims against Trusonic based on ASCAP’s audit covering the period February 1, 2003 through June 30, 2006.

Patent Litigation

Subsequent to the end of the period, the Company reached an agreement in its dispute with Info-Hold regarding its alleged infringement of certain parties.  Under the terms of the agreement, the Company  will pay Info-Hold a license fee that includes an on-going royalty for a license under certain of Info-Hold’s patents. The agreement resolves all pending litigation between the parties.PFH Matter

In late August 2008, the Company received notification that PFH had filed a complaint with the Ontario Superior Court of Justice against the Company and certain officers under section 238 of the Canada Business Corporations Act (“CBCA”) alleging that the Company, when negotiating the series of amendments to the original debenture from and including September 2007, withheld data related to the issuance of share options at a strike price of $0.30 per share, such conversion price to which PFH was then entitled. In addition to damages of $35 million and among other things, PFH is seeking a declaration that the amendments to the original debenture agreement are void and that the original debenture be reinstated. The Company believes it acted properly and in accordance with the original and amended debenture agreements when it fully repaid the debenture in the amount of $1,620,000 on June 19, 2008 and has responded accordingly.

On July 2, 2009, the Company extended a confidential settlement offer to PFH.  Among the various proposed obligations of the parties under the offer, pursuant thereto but subject to regulatory approval the Company would have issued to PFH 3,333,333 shares at $0.30 per share.  This offer has since expired.  Since it is not possible to determine the final outcome of this matter and management believes that the claims are without merit, no accrual has been recorded.

16.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The reported value of financial instruments which comprise cash and cash equivalents, trade receivables, accounts payable, accrued liabilities and promissory note payable, approximate their fair values due to the short-term maturity of these instruments. The Company is not subject to significant interest rate or credit risks arising from these instruments. Credit risks pertain to accounts receivable which are stated net of allowances for doubtful accounts as determined by management based on customer history and assessment of the current economic environment. Management believes that the credit risk of accounts receivable is limited due to the operation of the Company’s comprehensive credit policy and continuous monitoring of collections and credit terms of existing customers. The investment in affiliate is recorded at cost and evaluated at each balance sheet date for impairment.

At June 30, 2009, $158,000 accounts receivable balances were past terms of which $74,706 are deemed doubtful accounts and are fully reserved at the balance sheet date.   The provision for doubtful accounts at June 30, 2009 is $158,000 and at December 31, 2008 $211,000 of which $85,078 were deemed doubtful accounts. The provision was adjusted during the quarter for specific account balances written off and to reserve for any new accounts deemed to be at risk.

The movement in the provision for doubtful accounts was as follows:

Provision at December 31, 2008	$211,000
Accounts written off	(59,634)
Increase in provision	6,634
Provision as at June 30, 2009	$158,000

The Company may be subject to currency risks since it conducts its operations in the United States but retains the large majority of its cash balance in Canadian dollars.

The Company’s financial instruments are exposed to currency fluctuations as it maintains a significant portion of its cash balances in Canadian currencies. A change of the U.S. dollar (“USD”) against the Canadian dollar could result in a currency translation adjustment at balance sheet dates.

The following table will detail the Company’s exposure to currency risk at June 30, 2009 and a sensitivity analysis to changes in currency (a 2.0% change in currency was used). The sensitivity analysis includes Canadian denominated monetary items and adjusts their translation at the balance sheet date for their respective change in the Canadian dollar.

Cash and Cash Equivalents Denominated Canadian $	Change in currency %	Effect on Earnings and comprehensive income, net of tax 6 Months ended June 30, 2009
$14,668,000 CDN	2.0%	$265,000 USD

17.  CAPITAL MANAGEMENT

The Company’s objective in managing its capital structure is to ensure a sufficient liquidity position to finance its strategic growth plans, general and administrative expenses, financial obligations as they become due, working capital and capital expenditures. The objectives for the period ended June 30, 2009 remained the same as of the previous fiscal year ended December 31, 2008. The Company’s capital is comprised of shareholders’ equity.

The Company manages its capital structure and makes adjustments to it in accordance with its stated objectives with consideration given to changes in economic conditions and the risk characteristics of the underlying assets.  Since inception, the Company has issued common shares, preferred shares and debentures to finance its activities. The Company has recently issued common shares in the public equity markets and may again access the public markets or seek debt funding as part of its capital management program.

The Company’s policy has been to maintain a minimum level of debt. At this time, the Company has not utilized significant debt facilities as part of its capital management nor has it paid dividends to its shareholders. The Company may review this policy in the event of acquisitions or other similar transactions.

The Company is not subject to any externally imposed capital requirements.